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Exhibit 10ii-2

BELLSOUTH CORPORATION STOCK PLAN
RESTRICTED SHARES AWARD
ESCROW AGREEMENT

    This Escrow Agreement, effective October 18, 2000, by and among BellSouth Corporation (the "Corporation"), Gary D. Forsee (the "Executive") and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent").

WITNESSETH THAT:

    WHEREAS, the Corporation has, pursuant to the BellSouth Corporation Stock Plan (the "Plan"), made an award of restricted shares of common stock of the Corporation to the Executive in recognition of the Executive's anticipated service to be rendered to the Corporation; and

    WHEREAS, such shares are subject to certain restrictions under the Plan and the terms of the Restricted Shares Award Agreement between the Corporation and the Executive dated the date hereof (the "Award Agreement"); and

    WHEREAS, in order to record the delivery of the certificates for such shares and to enforce such restrictions, the certificates are being deposited together with stock powers appropriately endorsed in blank with the Escrow Agent hereunder; and

    WHEREAS, the Corporation and the Executive desire to execute this Escrow Agreement with the Escrow Agent in order to record the terms and conditions under which such certificates have been delivered to the Escrow Agent and under which the certificates will be delivered by the Escrow Agent to Executive or the Corporation;

    NOW THEREFORE, the Corporation, the Executive and the Escrow Agent agree as follow:

    1. Receipt by the Executive. The Executive acknowledges receipt from the Corporation of certificates for shares (the "Shares") of its common stock as follows:

Certificate Number	Number of Shares
BLS	33,333
BLS	33,333
BLS	33,334

    2. Investment Representation and Certificate Legend. The Executive, by the Executive's execution of this Agreement, certifies to the Corporation that (a) the Shares received by the Executive have been received for the Executive's own account, and the Executive has no present intention to sell or otherwise dispose of any of the Shares and (b) the Executive is aware that the transfer of the Shares is restricted as indicated on the legend on the certificates for the Shares.

    3. Delivery to and Receipt by the Escrow Agent. The Executive hereby delivers to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt from the Executive, of such certificates for the Shares, registered in the name of the Executive, in each case accompanied by stock powers executed in blank by the Executive covering all of the Shares.

    4. Delivery by the Escrow Agent. Subject to the other terms of the Plan, the Award Agreement and this Escrow Agreement, the Executive shall become entitled to redelivery of the Shares in accordance with the following schedule:

On or After This Date	The Executive shall be Entitled to the Following Number of Shares
October 1, 2003	33,333
October 1, 2004	33,333
October 1, 2005	33,334

The Executive acknowledges and agrees that if the Executive forfeits any shares under the Award Agreement, then all such forfeited Shares shall be returned to the Corporation and all rights of the Executive with respect to those Shares shall cease.

    The Escrow Agent shall deliver the certificates for the Shares to the Executive or to the Corporation in accordance with the written instructions of the Committee (as defined in the Plan) or an officer of the Corporation responsible for human resources matters (but in no event the Executive). Such instructions shall be issued in accordance with the provisions of the Plan, the Award Agreement and this Agreement. The Escrow Agent shall not be responsible for the propriety of any such instruction and will be fully protected in making or omitting to make any delivery in accordance with such instructions.

    5. Distributions; Release; Voting. The Executive shall be entitled to receive all regular cash dividends paid upon and voting rights with respect to all of the Shares held hereunder from time to time. All shares of capital stock or other securities issued with respect to or in substitution of any of the Shares not yet vested and held hereunder from time to time, whether by the Corporation or by another issuer, any cash or other property received on account of a redemption of such Shares or with respect to such Shares upon the liquidation, sale or merger of the Corporation, and any other distributions with respect to such Shares with the exception of regular cash dividends, shall remain subject to all of the terms and conditions of this Escrow Agreement and shall be redelivered to the Executive or delivered to the Corporation under the same circumstances as the portion of the Shares with respect to, or in substitution for, which they were issued. Any such cash received shall be invested in the Escrow Agent's Money Management Account.

    6. Reliance by the Escrow Agent. The Escrow Agent will be under no duties whatsoever, except such duties as are specifically set forth as such in this Escrow Agreement, and no implied covenant or obligation contrary to the terms of this Agreement will be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent will be under no liability or obligation to anyone with respect to any failure on the part of the Corporation, the Committee or the Executive to perform any of their respective obligations under the Plan, the Award Agreement, or under the terms of this Agreement, or for any error or omission whatsoever on the part of the Committee, the Corporation or the Executive. The Escrow Agent shall have no liability for acting in reliance upon any instructions delivered to it and believed in good faith by it to be from the Committee or the Corporation with respect to matters for which they are responsible under the Plan and this Agreement. The Escrow Agent will be under no obligation to interpret Plan provisions, but may rely entirely upon the interpretation of the Plan by the Committee or an officer of the Corporation responsible for human resources (but in no event the Executive).

    7. Resignation. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to the Corporation 180 days in advance of the date when such resignation shall take effect. The Corporation shall have the right to appoint a new escrow agent hereunder.

    8. Compensation. The Corporation hereby agrees to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder.

    9. Indemnification. The Corporation hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability.

    10. Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered mail, return receipt requested, as follows:

    The Chase Manhattan Bank
    Corporate Trust Department
    450 West 33rd Street, 15th Floor
    New York, New York 10001

    BellSouth Corporation
    1155 Peachtree Street, N.E., Suite 1800
    Atlanta, Georgia 30309-3610

    To the Executive at the address shown below or at such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

    11. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the Corporation, the Executive and the Escrow Agent and their respective heirs, representatives, successors and assigns.

Gary D. Forsee
Signature:	/s/ GARY D. FORSEE
Mailing Address:	4179 Randall Court Atlanta, GA 30327
Social Security No.:	###-##-####
BellSouth Corporation
By:	/s/ RICHARD D. SIBBERNSEN
Attest:	/s/ MARCY A. BASS
The Chase Manhattan Bank
By:	/s/ BARRY A. SHAPIRO
Attest:	/s/ OLIVA MELENDEZ

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BELLSOUTH CORPORATION STOCK PLAN RESTRICTED SHARES AWARD ESCROW AGREEMENT
WITNESSETH THAT: